SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 22, 2010

Rebornne (USA), Inc.
(Exact name of registrant as specified in its charter)

Florida	333-110324	90-0515106
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

c/o Rebornne New Zealand Limited
Level 23, 120 Albert Street
Auckland City, Auckland, New Zealand
Postal Code: 1010
 (Address of Principal Executive Offices) (Zip Code)

(+0064) 9-909-8886
 (Issuer Telephone number, including area code)

BTX Holdings, Inc.
5030 Champion Blvd G6 #198
Boca Raton, FL 33496
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In a Current Report on Form 8-K filed on February 3, 2010, Rebornne (USA), Inc. (the “Company”) entered into a share purchase agreement (the “Purchase Agreement”) with Rebornne New Zealand Limited (“Rebornne”). On March 22, the Company completed the transactions contemplated by the Purchase Agreement pursuant to which the Company issued a total of 750,000 shares (post reverse split), representing approximately 51% of the issued and outstanding common stock of the Company after the reverse split on the closing date, to Rebornne and its affiliates for a cash payment of $240,000. As a result, Rebornne became the majority shareholder of the Company.

Prior to the closing date, the Company effectuated a 1-for-1.422 reverse stock split (pro-rata decrease) of its issued and outstanding shares of common stock, changed the name of the Company to Rebornne (USA), Inc., and spin off and sold the Company’s wholly owned subsidiary, BioTex Corp to Scott Silverman, the former President of the Company, in exchange for (i) the forgiveness of accrued salary of $397,169 owed to him as of January 29, 2010, (ii) the return and cancellation of his outstanding stock options and (iii) the cancellation of his employment agreement.

In connection with the change of control transaction, Scott J. Silverman resigned from the Board of Directors effective ten (10) days following the filing and mailing of the Schedule 14f-1 as promulgated by the Securities Exchange Act of 1934. On March 22, 2010, Mr. Silverman resigned from all his positions as officer of the Company effectively immediately. Dairy Global was appointed as the sole officer of the Company effectively immediately and appointed as the sole director effective ten (10) days following the filing and mailing of the Schedule 14f-1.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 of this report, on March 22, 2010, the Company completed the transactions contemplated in the Purchase Agreement, pursuant to which, among other things, on the closing date an aggregate of 750,000 shares of common stock of the Company were issued to Rebornne and its affiliates. All such shares of common stock sold by the Company were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 5.01 Change of Control of Registrant.

As a result of the closing of the transactions contemplated by the Purchase Agreement referred to in Item 1.01 of this report, on March 22, 2010 a change of control occurred whereby Rebornne acquired 750,000 shares of common stock representing approximately 51% of the outstanding shares of common stock of the Company.

In connection with the closing of the Purchase Agreement, and as explained more fully in the above Item 1.01 and below in Item 5.02 of this Current Report on Form 8-K, Scott J. Silverman resigned as the officer of the Company and Dairy Global was appointed as the new office of the Company, effective immediately. In addition, Scott J. Silverman has resigned as the director of the Company and Dairy Global has been appointed as the new director of the Company upon effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officer: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)   Resignation of Director and Officer

Subject to the effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act, Scott J. Silverman has resigned as the member of our board of directors. On the closing date, Scott J. Silverman resigned as officer of the Company effective immediately. There were no disagreements between Scott J. Silverman and the Company.

(b)   Appointment of Directors and Officers

The following persons were appointed as our officers and director at the Closing:

Name	Age	Position
Dairy Global	41	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Chairman of the Board of Directors (1)

(1)  The appointment as Director will be effective upon 10 days following the filing and mailing of the Schedule 14f-1.

The business background descriptions of the newly appointed directors and officers are as follows:

Dairy Global, President, CEO, CFO and Chairman

Mr. Global have over 20 years experience in international trade, manufacturing and engineering.  Mr. Global graduated from Beijing University of Aeronautics and Astronautics majoring in Engineering in 1990. He have a proven track record in senior management, covering change management, business planning and strategic direction, day-to-day management, general management, supply chain management, manufacturing, operations and logistics, retail, sales and marketing, human resources and finance and administration.

He began his career for Hainan Airline as a Aircraft-electric engineer , by being selected to Boeing Inc, USA for his working performance and was granted the graduation diploma by Boeing, Inc, USA in Seattle, USA. In 2001, Mr Global founded Rebornne New Zealand Limited after running several companies which build up with extensive national and international experience including food & beverage, energy, engineering, industrial plant and equipment services. In 2006, Rebornne New Zealand Limited established Rebornne China Dairy Factory in southern China to meet the increasing market demands in China. Rebornne also established Dongying Dairy Factory in northern China later on.

(c) Family Relationships

There are no family relationships between the officers or directors of the Company.

(d) Employment Agreements of the Executive Officers

We currently did not enter into any employment agreement with our executive officer.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

	10.1	Share Purchase Agreement, dated January 29, 2010 (1)

(1) Incorporated by reference to the current report Form 8-K filed on February 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Rebornne (USA), Inc.

Date: March 23, 2010	By:	/s/ Dairy Global
Dairy Global
President and Chief Executive Officer